Exhibit 99.1

The Middleby Corporation Reports Second Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--August 8, 2013--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing and residential kitchen equipment industries, today reported net sales and earnings for the second quarter ended June 29, 2013. Net earnings for the second quarter were $37,163,000 or $2.00 per share on net sales of $363,801,000 as compared to the prior year second quarter net earnings of $31,045,000 or $1.67 per share on net sales of $260,040,000.

2013 Second Quarter Financial Highlights

  During the second quarter of 2013, the company purchased four of Viking’s former distributors for approximately $14.9 million.
  Net sales increased 40.0% in the second quarter as compared to the prior year second quarter. Sales from acquisitions amounted to $76.1 million or 29.3% during the quarter. Excluding the impact of acquisitions, sales increased 10.7% during the second quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased 13.5% in the second quarter as compared to the prior year second quarter. During fiscal 2012, the company completed the acquisition of Nieco. Excluding the impact of this acquisition, net sales increased by 11.0%.
  Net sales at the company’s Food Processing Equipment Group increased 29.0% in the second quarter as compared to the prior year second quarter. During fiscal 2012, the company completed the acquisition of Stewart Systems. Excluding the impact of this acquisition, net sales increased by 9.4% in the second quarter.
  Net sales at the company’s Residential Kitchen Equipment Group amounted to $58.8 million.
  Gross profit in the second quarter increased to $136.6 million from $101.8 million and the gross margin rate decreased from 39.2% to 37.5%. The decline in the gross margin rate reflects the impact of lower gross margins at Viking. Excluding the impact from the Viking acquisition, the gross margin rate was 38.9%.
  Operating income increased 33.1% to $60.3 million as compared to $45.3 million in the prior year quarter.
  Non-cash expenses included in operating income during the second quarter of 2013 increased to $14.4 as compared to $9.5 million in the prior year. Non-cash expenses during the 2013 second quarter were comprised of $4.2 million of depreciation, $7.3 million of intangible amortization and $2.9 million of non-cash share based compensation.
  Total debt at the end of the 2013 second quarter amounted to $618.0 million as compared to $260.1 million at the end of 2012, reflecting the impact of the Viking and Viking Distributor acquisitions completed during the first and second quarters of 2013. The company’s debt is financed primarily under its $1 billion senior revolving credit facility, which was entered into on August 7, 2012. The interest rate subsequent to the Viking acquisition was at LIBOR plus a margin of 1.75%, which is adjusted quarterly based upon the company’s leverage ratio.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “We continued to realize strong growth at both the Commercial Foodservice Equipment Group and the Food Processing Group. Increased revenues in both segments reflect demand from customers adopting new technologies to improve the efficiency of their operations and continued expansion in international markets.”

Mr. Bassoul continued, “We continue to make progress related to integration initiatives at Viking. We realized continued improvement in the EBITDA margin, which expanded to 15% in the second quarter. We anticipate continued profit improvement in the second half of 2013 and remain confident in our 20% expectation of EBITDA margins for this business by the end of next year.”

Mr. Bassoul added, “At Viking, we also continued to make significant progress with initiatives to assure the highest levels of product quality and customer service. In conjunction with these efforts, we completed the acquisition of several Viking former U.S. distributors, which account for approximately 40% of the domestic revenues. These acquisitions will allow us to control and enhance critical aspects of the sales, marketing and customer support processes. We expect to finalize our reorganization of the domestic distribution channels in the second half of the 2013.”

Mr. Bassoul further commented, “We are also very excited about the significant pipeline of new Viking products and product enhancements scheduled for introduction in the second half of this year. This includes the introduction of several new products and technologies adopted from our Commercial Foodservice business, such as a new high speed oven developed in conjunction with Turbochef. We have also focused heavily on development of products specifically for the international markets, obtaining international certifications for approximately one-hundred products that we now can offer to markets outside of the U.S.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on Friday, August 9, 2013 and can be accessed by dialing (855) 410-0553 and providing conference code 596645# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (877) 764-8714 and providing code 338996#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Middleby Marshall®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, Turbochef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions® (formerly known as Turkington), Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak®, Spooner Vicars® and Stewart®. The company’s leading equipment brand servicing the residential kitchen industry includes Jade®, TurboChef® and Viking®. The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies every year since 2005, most recently in October 2012.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Six Months Ended
	2nd Qtr, 2013	2nd Qtr, 2012	2nd Qtr, 2013	2nd Qtr, 2012
Net sales	$363,801	$260,040	$691,252	$488,863
Cost of sales	227,227	158,224	433,410	299,564

Gross profit	136,574	101,816	257,842	189,299

Selling & distribution expenses	38,638	28,274	74,790	53,449
General & administrative expenses	37,611	28,204	80,532	53,852

Income from operations	60,325	45,338	102,520	81,998

Interest expense and deferred
financing amortization, net	4,046	1,967	7,480	4,058
Other expense (income), net	391	(380)	604	887

Earnings before income taxes	55,888	43,751	94,436	77,053

Provision for income taxes	18,725	12,706	31,371	23,913

Net earnings	$37,163	$31,045	$63,065	$53,140

Net earnings per share:

Basic	$2.00	$1.70	$3.41	$2.92

Diluted	$2.00	$1.67	$3.39	$2.87

Weighted average number shares:

Basic	18,585	18,267	18,490	18,207

Diluted	18,615	18,574	18,617	18,519

Comprehensive income	$35,174	$23,592	$56,252	$51,686

THE MIDDLEBY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Jun 29, 2013	Dec 29, 2012
ASSETS

Cash and cash equivalents	$34,406	$34,366
Accounts receivable, net	194,166	162,230
Inventories, net	204,245	153,490
Prepaid expenses and other	29,231	19,151
Prepaid taxes	12,610	--
Current deferred tax assets	43,479	43,365
Total current assets	518,137	412,602

Property, plant and equipment, net	111,783	63,886

Goodwill	690,462	526,011
Other intangibles	376,474	233,341
Other assets	13,695	8,440

Total assets	$1,710,551	$1,244,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$624	$1,850
Accounts payable	92,867	69,653
Accrued expenses	179,225	170,932
Total current liabilities	272,716	242,435

Long-term debt	617,409	258,220
Long-term deferred tax liability	44,588	44,838
Other non-current liabilities	51,259	48,760

Stockholders’ equity	724,579	650,027

Total liabilities and stockholders’ equity	$1,710,551	$1,244,280

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
or
Tim FitzGerald, Chief Financial Officer, (847) 429-7744